EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The E.W. Scripps Company of our report dated January 14, 2019, except for the change in the manner in which EPI Preferred, LLC accounts for goodwill discussed in Note 1 to the consolidated financial statements, as to which the date is July 16, 2019, relating to the financial statements of EPI Preferred, LLC, which appears in The E.W. Scripps Company's Current Report on Form 8-K/A dated July 17, 2019.

/s/ PricewaterhouseCoopers LLP
Spartanburg, South Carolina
November 12, 2019